Exhibit 10.1

Execution Version

GUARANTY

This Guaranty, dated as of July 21, 2024 (this “Guaranty”), is made by Woodside Energy (USA) Inc., a Delaware corporation (the “Guarantor”) in favor of Tellurian Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger, dated as of July 21, 2024 (the “Merger Agreement”), by and among Woodside Energy Holdings (NA) LLC, a Delaware limited liability company (“Parent”), Woodside Energy (Transitory) Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.             Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the full and complete performance by Parent and Merger Sub of all of their respective obligations under the Merger Agreement, including but not limited to the due and punctual payment, observance, performance, and discharge of (a) the Merger Consideration if and when due in accordance with Section 2.1 of the Merger Agreement; (b) the CFIUS Termination Fee, if and when due in accordance with Section 7.3(d) of the Merger Agreement; (c) any and all amounts due under Section 7.3(e) of the Merger Agreement; and (d) any liability of Parent or Merger Sub for any breach of any representation, warranty, covenant or other obligation of Parent or Merger Sub as set forth under the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum amount payable by the Guarantor hereunder shall not exceed Two Hundred Fifty Million and NO/100 U.S. Dollars ($250,000,000) (the “Cap”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.             Nature of Guaranty. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. This Guaranty is an unconditional guarantee of payment and not of collection. Notwithstanding anything to the contrary herein, the existence of this Guaranty and the Cap on the Guaranteed Obligations shall not preclude the Company from exercising any of the rights or remedies available to it under the Merger Agreement, including its rights to assert specific performance in accordance with Section 8.8 of the Merger Agreement.

3.             Changes in Obligations.

(a)            The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge, or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guaranty.

(b)            The Guarantor agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Company, subject to Section 8, to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place, or manner of payment of the Guaranteed Obligations; (iii) the addition, substitution, or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guaranty, the Merger Agreement, or any related agreement or document; (iv) any change in the corporate existence, structure, or ownership of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, set-off, or other right which the Guarantor may have at any time against Parent, Merger Sub, or the Company, whether in connection with the Guaranteed Obligations or otherwise; or (vii) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligations.

4.             Certain Waivers.

(a)            To the fullest extent permitted by Applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations, and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to 8.9 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law, or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.

(b)            To the fullest extent permitted by Applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub, or such other Person, whether or not such claim, remedy, or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub, or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy, or right, unless and until the Guaranteed Obligations shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations (subject to the Cap) under this Guaranty, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor, and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Guaranteed Obligations thereafter arising. Notwithstanding anything to the contrary contained Section 3, Section 4, or elsewhere in this Guaranty, the Company hereby agrees that (A) the Guarantor shall have, and be entitled to raise, any defense available to Parent and Merger Sub under the Merger Agreement, and (B)  to the extent Parent and Merger Sub are relieved of any of their obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding Guaranteed Obligations under this Guaranty solely in respect of such relieved obligations.

(c)            The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

5.             No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy, or power hereunder preclude any other or future exercise of any right, remedy, or power. Each and every right, remedy, and power hereby granted to the Company or allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

6.             Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)            the Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization;

(b)            the execution, delivery, and performance of this Guaranty (i) have been duly authorized by all necessary action and (ii) do not contravene any provision of the Guarantor's organizational documents or any applicable Law binding on the Guarantor or any of its property or assets, other than any such contravention that does not have, and would not reasonably be expected to have, a material adverse effect on the Guarantor’s ability to pay the Guaranteed Obligations;

(c)            all consents, approvals, authorizations, permits of, filings with, and notifications to, any Governmental Entity necessary for the due execution, delivery, and performance of this Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery, or performance of this Guaranty, other than any of the foregoing that have (i) been obtained, or (ii) the failure of which to obtain do not have, and would not reasonably be expected to have, a material adverse effect on the Guarantor’s ability to pay the Guaranteed Obligations;

(d)            this Guaranty constitutes a legal, valid, and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity); and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Guaranty shall be available to the Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 8 hereof.

7.             Successors and Assigns. Neither the Guarantor nor the Company may assign its rights, interests, or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the counterparty hereto. Any attempted assignment in violation of this section shall be null and void.

8.             Continuing Guaranty; Termination.

(a)            Unless terminated pursuant to this Section 8, this Guaranty may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, its successors, and permitted assigns until the complete, irrevocable, and indefeasible payment and satisfaction in full of the Guaranteed Obligations. Notwithstanding the foregoing, this Guaranty shall terminate and the Guarantor shall have no further obligations under this Guaranty as of the earliest to occur of:

(i)             the date that is 6 months from the Closing Date; and

(ii)            termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Guaranteed Obligations are payable.

9.             Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon personal delivery to the Party to be notified; (b) when sent by email (in which case effectiveness shall be the earlier of (i) upon email confirmation of receipt by the receiving party (excluding out-of-office or other similar automated replies) or (ii) in the event that an email confirmation of receipt is not delivered, if such email is sent prior to 5:00 p.m. Central Time on a business day, on such business day, and if such email is sent on or after 5:00 p.m. Central Time on a business day or sent on a calendar day other than a business day, the next business day); (c) upon receipt after dispatch by registered or certified mail, postage prepaid; or (d) when delivered by a courier (with confirmation of delivery) to the party to be notified, in each case, at the following address:

If to the Company:	Tellurian Inc. 1201 Louisiana St., Suite 3100 Houston, Texas 77002 Attention: Daniel Belhumeur Email: daniel.belhumeur@tellurianinc.com

with a copy to:	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attention: W. Robert Shearer Email: rshearer@akingump.com

If to the Guarantor:	Woodside Energy (USA), Inc. 1500 Post Oak Blvd. Houston, Texas 77056 Attention: Daniel Kalms, President Email: XXXXXXXX

with a copy to:	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attention: Bryn A. Sappington Email: bryn.sappington@nortonrosefulbright.com

10.           Governing Law. This Guaranty and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Guaranty or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.           Submission to Jurisdiction; Venue. Each of the parties irrevocably agrees that any legal action or proceeding relating to or arising out of this Guaranty and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by any other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Guaranty in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guaranty, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Guaranty, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereby consents to the service of process in accordance with Section 9; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

12.           Waiver of Jury Trial. EACH OF THE PARTIES acknowledges and agrees that any controversy which may arise under this guaranty is likely to involve complicated and difficult issues, and therefore each such party IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.           Confidentiality. This Guaranty shall be treated as confidential and is being provided to the undersigned solely in connection with the Merger. The foregoing notwithstanding, the Company and the undersigned may disclose the existence and terms of this Guaranty to the extent required by applicable Law, the applicable rules of any national securities exchange, or to the extent required in connection with any securities regulatory agency filings relating to the Merger or the transactions contemplated by the Merger Agreement.

14.           Entire Agreement. This Guaranty constitutes the sole and entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, proposals, undertakings, understandings, agreements, representations, and warranties, both written and oral, among the Guarantor or any of its Affiliates (other than the Company), on the one hand, and the Company or any of its Affiliates (other than the Guarantor), on the other hand, with respect to such subject matter.

15.           Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of a waiver, by the party against which the waiver is to be effective. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

16.           Third-Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties, and covenants as set forth herein are solely for the benefit of the other parties in accordance with and subject to the terms of this Guaranty and, except for the right of the holders of Company Common Stock following the Effective Time to receive the Merger Consideration on the terms and conditions set forth in the Merger Agreement, this Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

17.           No Presumption Against Drafting Party. The parties hereto acknowledge that each party and its counsel have reviewed this Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guaranty.

18.           Severability. Any term or provision of this Guaranty found to be invalid, illegal, or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability and shall not affect any other term or provision of this Guaranty or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.           Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Guaranty.

20.           Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Guaranty delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Guaranty.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the    21st    day of July, 2024

WOODSIDE ENERGY (USA) INC.

By	/s/ Daniel Kalms
Name:	Daniel Kalms
Title:	Authorized Representative

Agreed to and accepted by:

TELLURIAN INC.

By	/s/ Daniel Belhumeur
Name:	Daniel Belhumeur
Title:	President

[Signature page to Guaranty]